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Exhibit 10.12.2

THIRD AMENDMENT TO THE JANUS 401(K), PROFIT SHARING
AND EMPLOYEE STOCK OWNERSHIP PLAN

        The Janus 401(k), Profit Sharing and Employee Stock Ownership Plan, as amended and restated effective January 1, 2009 (the "Plan"), is hereby amended as follows:

1.
Effective as of the date hereof, Section 1.11 of the Plan is hereby amended in its entirety to read as follows:

          1.11     "Compensation" means, for purposes of Employee pre-tax contributions made under Section 4.2 and the matching contribution made under Section 4.1(b), amounts paid to an Eligible Employee by a Participating Employer as "Regular Pay" (defined below), and, for purposes of other contributions made under Article IV, amounts paid to an Eligible Employee by a Participating Employer as "Wages" (defined below). For any Plan Year, only the amounts paid to the Eligible Employee during the Plan Year and while the individual is an Eligible Employee under the Plan shall be taken into account, such that, for example, no amount paid to the Participant following termination of his or her employment with the Employer or an Affiliated Employer shall be taken into account as Compensation. In addition, no severance payment shall be taken into account as Compensation. Furthermore, notwithstanding anything in this definition to the contrary, in each Plan Year and for each Eligible Employee, no amount in excess of the applicable limitation under Code Section 401(a)(17) may be considered Compensation. For the Plan Year commencing January 1, 2007, this limitation is $225,000.

          "Regular Pay" is any amount paid to the Eligible Employee as base salary, bonus (other than a retention bonus and signing bonus), overtime or commissions. "Wages" means wages as defined in Code Section 3401(a) for purposes of income tax withholding at the source, plus all other payment of compensation reportable under Code Sections 6041(d), 6051(a)(3) and 6052 and the regulations thereunder, but determined without regard to any rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in Code Section 3401(a)(2)). Notwithstanding the foregoing, Wages (i) shall include any amount contributed by the Participating Employer on behalf of the Eligible Employee, pursuant to a salary reduction agreement, which are not included in gross income of the Employee or self-employed individual due to Code Section 125, 132(f)(4), 402(e)(3), 402(h), 402(k), 403(b) or 457(b), and (ii) shall exclude the following amounts that otherwise would constitute wages: reimbursements or other expense allowances, fringe benefits (cash or noncash), moving expenses, deferred compensation, welfare benefits, option exercise income, mutual fund unit awards, signing bonuses and income realized pursuant to vesting under Code Section 83.

          Notwithstanding the preceding, for purposes of determining Compensation of a Self-Employed Individual, (a) "Regular Pay" means each guaranteed payment from the Participating Employer representing base compensation, bonus (other than a retention bonus and signing bonus) or commissions, provided such amounts are attributable to the Plan Year and included in the Self-Employed Individual's "Earned Income," and provided further that such amounts are received by the Self-Employed Individual within 15 days of the close of the Plan Year, and (b) "Wages" is the individual's net earnings from self-employment in the trade or business of Participating Employer for which his or her personal services to the Participating Employer are a material income-producing factor, determined without regard to items not included in gross income and the deductions allowable to such items and the deductions allowed to the taxpayer under Code Section 164(f), and reduced by contributions to a qualified plan deductible under Code Section 404. For purposes of determining Regular Pay of a Self-Employed Individual for a Plan Year, "Earned Income" means net earnings from self-employment as defined in Code Section 1402(a).

2.
Effective as of January 1, 2011, the Plan is hereby amended by deleting the current Section 1.16(g) and adding new Section 1.16(g) and (h) to read as follows:

          (g)   Employees who are employed outside the United States, unless such Employee (i) is a citizen of the United States, (ii) is employed by an Employer, and (iii) does not participate in any retirement program sponsored by the Employer or an Affiliated Employer outside of the United States in a manner that would enable such Employee to accrue benefits funded by the Employer or the Affiliated Employer in such plan.

          (h)   Employees who are not citizens of the United States, and who transfer to regular employment with an Employer from employment outside of the United States with the Employer or an Affiliated Employer, if such Employee continues to participate in a retirement program sponsored by the Employer or an Affiliated Employer outside of the United States and accrue benefits funded by the Employer or the Affiliated Employer in such plan.

3.
Effective as of the date hereof, Section 4.2(a) of the Plan is hereby amended by deleting the second to last paragraph as follows:

          "Automatic Deferral Election Procedures. If the Employer elects to implement an automatic deferral election, then in the event a Participant fails to make a deferral election and does not affirmatively elect to receive cash, such Participant shall be deemed to have made a pre-tax deferral election equal to the percentage of Compensation set forth in procedures established by the Administrator. The automatic deferral election may, in accordance with procedures established by the Administrator, be applied to all Participants on a periodic basis and/or to Eligible Employees who become Participants after a certain date. Furthermore, if the automatic deferral election increases each year, then the Administrator shall establish procedures implementing such provision, including, but not limited to, the time at which such increases take effect. Notwithstanding the preceding, the Plan will comply with applicable federal laws and regulations relating to automatic deferral provisions. As of January 1, 2007, the automatic deferral election shall be an Employee Pre-tax Elective Deferral Contribution for newly eligible and rehired Participants at a rate of 3% of the Participant's Compensation."

4.
Effective as of the date hereof, the Plan is hereby amended by inserting a new Section 4.2(b) to read as follows after Section 4.2(a), and by re-lettering the existing Section 4.2(b) and remaining paragraphs accordingly, in order to clarify the operation of the qualified automatic contribution arrangement under the Plan:

        (b)    Automatic Pre-tax Elective Deferrals

          (1)   Notwithstanding any provision of the Plan to the contrary, each Automatically Enrolled Participant shall be deemed to have elected to make Pre-tax Elective Deferrals in an amount equal to the Automatic Percentage, unless and until such Participant makes an Affirmative Election. Upon the receipt of an Affirmative Election, such Participant shall cease to be an Automatically Enrolled Participant.

          (2)   Within a reasonable period prior to the initial automatic enrollment and the beginning of each Plan Year, the Administrator shall give each Automatically Enrolled Participant a notice explaining the automatic enrollment and his right to make an affirmative contribution election (or to make no Pre-tax Elective Deferrals), including the procedure for exercising that right and the timing for implementation of any such election, and an explanation of how Pre-tax Elective Deferrals made under this Section will be invested in the absence of an investment election by the Automatically Enrolled Participant.

          (3)   Deferred Compensation made pursuant to this Section 4.2(b) shall be invested in accordance with Article V in the absence of an investment election by the Employee.

          (4)   Definitions.

            (A)  "Affirmative Election" means an election made by an Automatically Enrolled Participant to either (A) not make Pre-tax Elective Deferrals or (B) make Pre-tax Elective Deferrals at a level specified in such election.

            (B)  "Automatically Enrolled Participant" means an Eligible Employee who is not a Participant as of January 1, 2007 (excluding Eligible Employees who prior to January 1, 2007 affirmatively elected not to make Pre-tax Elective Deferrals) or an Employee who becomes an Eligible Employee on or after January 1, 2007.

            (C)  "Automatic Percentage" means, with respect to any Automatically Enrolled Participant: (I) 3 percent during the period ending on the last day of the first Plan Year which begins after the date on which he became an Automatically Enrolled Participant; (II) 4 percent during the first Plan Year following the last day of the Plan Year described in clause (I); (III) 5 percent during the second Plan Year following the last day of the Plan Year described in clause (I); and (IV) 6 percent during every Plan Year following the last day of the Plan Year described in clause (III); provided, however, that effective July 1, 2011, the percentage increase shall take place as of each successive anniversary entry date of the Automatically Enrolled Participant.

          (5)   QACA Safe Harbor Plan Potential.    The provisions of this Section are intended to constitute a "qualified automatic contribution arrangement" (as defined in section 401(k)(13)(B) of the Code shall be construed accordingly for any Plan Year in advance of which the Employer determines to make a non-elective employer contribution of at least 3% of compensation. For such a Plan Year, the Plan therefore is intended to satisfy the actual deferral percentage and actual contributions percentage tests by virtue of its status as a section 401(k)(13) "qualified automatic contribution arrangement" (the "ADP/ACP QACA Safe Harbor Test") for each Plan Year as to which an appropriate notice has been given. For each such year, notwithstanding any contrary provision of this Plan, the provisions of Section 4.5 through 4.8 shall be inapplicable. The following additional requirements shall apply for a Plan Year for which the Plan is intended to satisfy the ADP/ACP QACA Safe Harbor Test:

              (i)  Plan Year requirement.    Except as provided in Treasury Regulation section 1.401(k)-3(e), the Plan will fail to satisfy the requirements of Code Section 401(k)(13)(B) and this Section for a Plan Year unless such provisions remain in effect for an entire twelve (12) month Plan Year.

             (ii)  Eliminating or Reducing the Safe Harbor Matching Contribution.    The Company may amend the Plan amend the Plan to no longer satisfy the ADP/ACP QACA Safe Harbor Test provided: (A) a supplemental notice is provided to the Participants which explains the consequences of the amendment, specifies the amendment's effective date, and informs Participants that they will have a reasonable opportunity to modify their Pre-tax Elective Deferrals; (B) Participants have a reasonable opportunity (including a reasonable period after receipt of the supplemental notice) prior to the effective date of the amendment to modify their Pre-tax Elective Deferrals; and (C) the amendment is not effective earlier than the later of: (I) thirty (30) days after the supplemental notice is given; or (II) the date the Company adopts the amendment. If the Company should amend the Plan to no longer satisfy the ADP/ACP QACA Safe Harbor Test in accordance with this Section 4.2(b)(6), then effective during the Plan Year, the Company: (x) must continue to apply all of the ADP/ACP QACA Safe Harbor Test requirements of the Plan until the amendment becomes effective; and (y) also must apply for the entire Plan Year, the nondiscrimination testing provisions of Sections 4.5 through 4.8, using the Current Year Testing Method.

5.
Effective as of the date hereof, Section 5.2(b) of the Plan is hereby further amended in its entirety as follows:

          (b)   Investment Funds.    An Investment Fund means any portion of the assets of the Trust Fund that is either (1) required to be an Investment Fund by the terms of the Plan or (2) is chosen by the Administrator, and is designated by the Administrator in a manner and form acceptable to the Trustee. From time to time, the Administrator may determine to include among the Plan's investment options a self-directed brokerage window, with such limitations and restrictions as it may deem appropriate. Any such brokerage window included as an investment option under the Plan shall be considered a single Investment Fund.

6.
Effective as of the date hereof, Section 7.1 of the Plan is hereby further amended in its entirety to read as follows:

7.1
DETERMINATION OF BENEFITS UPON RETIREMENT

          Every Participant may terminate employment with the Employer and retire for the purposes hereof on the Participant's Normal Retirement Date. However, a Participant may postpone the termination of employment with the Employer to a later date, in which event the participation of such Participant in the Plan, including the right to receive allocations pursuant to Section 4.4, shall continue until such Participant's Late Retirement Date. Upon a Participant's Retirement Date, or as soon thereafter as is practicable, the Trustee shall distribute, at the election of the Participant, all vested amounts credited to such Participant's Combined Account in accordance with Sections 7.5 and 7.6. In the absence of an affirmative election to receive his or her Plan benefits in connection with his or her Retirement Date, payment shall be deferred and shall be made in accordance with Section 7.7 prior to the Participant's required beginning date.

7.
Effective as of the date hereof, Section 7.6 of the Plan is hereby further amended by adding a new paragraph to the end thereof following the second paragraph:

          All distributions of amounts in a Participant's Other Investments Account shall in cash. A Participant may, however, elect to receive distribution of his or her Other Investments Account in-kind or in combination of cash and in-kind securities comprising the Other Investments Account. Any fractional share of any security in a Participant's Other Investments Account shall be paid in cash.

8.
Effective as of the date hereof, Section 7.10 of the Plan is hereby amended by deleting the following sentences:

  "No distribution shall be made from the Participant's account unless the Participant has completed five (5) years of participation in the Plan. In the event that the Administrator makes such a distribution, the Participant shall continue to be eligible to participate in the Plan on the same basis as any other Employee."

9.
Effective as of the date hereof, Section 7.11(d) is hereby amended in its entirety to read as follows:

          (d)   Any distribution made pursuant to this Section shall be made exclusively in cash. Otherwise, any distribution made pursuant to this Section shall be made in a manner which is consistent with and satisfies the provisions of Sections 7.5 and 7.6, including, but not limited to, all notice and consent requirements of Code Section 411(a)(11) and the Regulations thereunder.

10.
Effective as of July 1, 2011, Section 8.4 shall be amended in its entirety to read as follows:

8.4
LOANS TO PARTICIPANTS

          Loans to Participants are permitted pursuant to uniform and nondiscriminatory standards established by the Committee in a written loan policy; provided, however, that a Participant who is no longer an Employee or to a Beneficiary shall not be eligible for a Plan loan. Each loan shall be evidenced by a promissory note, secured only by the portion of the Participant's Account from which the loan is made, and the Plan shall have a lien on such portion of his or her Account. The interest rate charged on Participant loans shall be a fixed reasonable rate of interest, determined from time to time by the Committee, which provides the Plan with a return commensurate with the prevailing interest rate charged by persons in the business of lending money for loans which would be made under similar circumstances. The Committee may impose a loan application fee and/or loan maintenance fee provided such fees are imposed on a uniform and nondiscriminatory basis. The Committee reserves the right to cease making loans at any time without prior notice to Participants.

11.
Effective as of July 1, 2011, all Participant elections to make Pre-tax Elective Deferrals (affirmatively or automatically by default) or Roth Elective Deferrals, and including elections to make Catch-up Contributions, shall be designated as a percentage of Compensation, and no such election may be made under the Plan by reference to a dollar amount of Compensation. All references in the Plan to Participant contributions being made by reference to a dollar amount of Compensation shall be treated as removed from the Plan.

*******************

        IN WITNESS WHEREOF, Janus Capital Group Inc. has executed this Amendment as of this 21st day of June, 2011.

Janus Capital Group Inc.
/s/ Gregory A. Frost Gregory A. Frost Executive Vice President Chief Financial Officer and Treasurer
ATTEST:
/s/ Sue J. Armstrong

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  Exhibit 10.12.2
THIRD AMENDMENT TO THE JANUS 401(K), PROFIT SHARING AND EMPLOYEE STOCK OWNERSHIP PLAN